EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor Inquiries (312) 553-6716	H. Patel Media Inquiries (312) 553-6745

ANIXTER INTERNATIONAL INC.
REPORTS A 52 PERCENT YEAR-ON-YEAR INCREASE IN NET INCOME ON
SALES OF $849.6 MILLION FOR THE THIRD QUARTER

GLENVIEW, IL, October 26, 2004 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers, today reported results for the quarter ended October 1, 2004.

Third Quarter Highlights

•	Sales of $849.6 million in the quarter, including a $46.8 million increase in sales resulting from a combination of the June 22, 2004 acquisition of the assets and operations of Distribution Dynamics Inc. and the September 26, 2003 acquisition of Walters Hexagon Group Limited, rose 30 percent compared to sales of $653.4 million in the year ago quarter.

•	Operating profits, including asset impairment and acquisition related charges of $2.6 million primarily due to the write-off of the value assigned to the Pentacon name, increased 46 percent to $33.9 million as compared to $23.3 million in the year ago quarter.

•	Diluted earnings per share rose 32 percent to 41 cents versus 31 cents in the year ago quarter. In addition to the 4 cents per diluted share reduction associated with the asset impairment and acquisition related charges recorded in the quarter, the current quarter also includes a 4 cents per diluted share reduction from the inclusion of shares that are issuable in relation to the 3.25% zero coupon convertible senior notes.

•	Cash flow from operations was $9.3 million as compared to $55.8 million in the prior year. This difference was primarily due to additional working capital requirements and the timing of vendor payments.

Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	Oct. 1,	Oct. 3,	Percent	Oct. 1,	Oct. 3,	Percent
	2004	2003	Change	2004	2003	Change

Net Sales	$849.6	$653.4	30%	$2,426.9	$1,960.4	24%
Operating Income	$33.9	$23.3	46%	$96.6	$67.2	44%
Income Before
Extraordinary Gain	$17.2	$11.3	52%	$48.0	$28.8	67%
Diluted Earnings Per Share
Before Extraordinary Gain	$0.41	$0.31	32%	$1.23	$0.77	60%
Diluted Weighted Shares	43.6	36.7	19%	39.7	37.3	7%

Robert Grubbs, President and CEO, said, “We were pleased to report significant year-on-year sales and earnings growth, even with the asset impairment charge and acquisition related costs in our OEM supply business. Consistent with the past couple of quarters, the year-on-year sales growth has been fairly broad based, both from an end-market and a geographic perspective. A continued focus on expanding the markets we serve and the products we offer should allow us to further build on the successes of the past couple of quarters.”

Third Quarter Results

For the three-month period ended October 1, 2004, sales of $849.6 million produced net income of $17.2 million, or 41 cents per diluted share. In the prior year period, sales of $653.4 million generated net income of $11.3 million, or 31 cents per diluted share.

Comparability of results between the third quarter of 2004 and 2003 is affected by the following significant items:

•	Sales in the current quarter include $46.8 million related to the June 22, 2004 acquisition of Distribution Dynamics Inc. (“DDI”) and the September 26, 2003 acquisition of Walters Hexagon Group Limited (“Walters Hexagon”).

•	Operating profits in the current quarter include charges of $2.6 million related to recent acquisitions of OEM supply businesses. These charges relate primarily to the write-off of the Pentacon name as a result of a re-branding strategy covering the recently acquired companies. Beginning October 1, 2004 the company began the phase-in of the name Anixter Fastenerssm as a replacement for the various individual names of the acquired companies. The after-tax effect of this charge on results for the third quarter of 2004 was $1.5 million or 4 cents per diluted share.

•	Diluted earnings per share in the third quarter of 2004 were negatively affected by 4 cents per diluted share as the result of the Company’s stock price exceeding the contingent conversion trigger price on its 3.25% zero coupon senior convertible notes, thereby requiring the inclusion of shares issuable upon conversion in calculating fully diluted earnings per share for the quarter.

Operating income in the third quarter, inclusive of the asset impairment and acquisition related charges, increased 46 percent to $33.9 million as compared to $23.3 million in the year ago quarter. For the latest quarter, operating margins were 4.0 percent compared to 3.6 percent in the third quarter of 2003. If the asset impairment and acquisition related charges of $2.6 million were excluded from the current quarter results, operating income would be $36.5 million and operating margins would be 4.3 percent.

Nine Month Results

For the nine-month period ended October 1, 2004, sales of $2,426.9 million produced income before extraordinary gain of $48.0 million, or $1.23 per diluted share. In addition to the asset impairment and acquisition related charges and the dilutive effects of the convertible notes discussed above, results for the first nine months also include an after-tax charge of $0.4 million, or 1 cent per diluted share, for the early retirement of debt. Sales for the first nine months of 2004 include $96.7 million from the recent acquisitions of DDI and Walters Hexagon.

In the first nine months of 2004, the Company also reported an extraordinary after-tax gain of $4.1 million, or 10 cents per diluted share, associated with the receipt of $4.7 million of cash for a 1983 matter related to Itel Corporation, the predecessor of the Company.

Sales of $1,960.4 million in the first nine months of 2003 resulted in net income of $28.8 million, or 77 cents per diluted share, inclusive of after-tax losses of $3.7 million, or 10 cents per diluted share, from the early retirement of debt.

Operating income in the first nine months of 2004, inclusive of the asset impairment and acquisition related charges of $2.6 million discussed above, increased 44 percent to $96.6 million as compared to $67.2 million in the year ago period. For the first nine months of 2004, operating margins were 4.0 percent as compared to 3.4 percent in the first nine months of 2003. If the asset impairment and acquisition related charges of $2.6 million were excluded from results for the first nine months of the current year, operating income would be $99.2 million and operating margins would be 4.1 percent.

Third Quarter Sales Trends

Commenting on third quarter sales trends, Grubbs said, “Although slightly lower than the sequential growth we saw from the first to the second quarter, the 4.5 percent consecutive quarter sales growth from the second to the third quarter of this year continued the positive quarterly trend. We also generated 30 percent year-on-year sales growth, making this our strongest year-on-year sales growth period since 2000. While our acquisitions of DDI and Walters Hexagon added $46.8 million to sales and the continued weak US dollar added an additional $13.0 million, we still reported 21 percent organic sales growth as compared to the third quarter of 2003.”

“As was the case in the second quarter of this year, organic growth in sales reflects an improved economic environment, increased levels of capital spending, product and market expansion and the effects of higher commodity prices on industrial wire and cable and data cabling products,” continued Grubbs. “Consistent with the past couple of quarters, the year-on-year sales growth has been fairly broad based, both from an end-market and a geographic perspective.”

“Sales in North America, inclusive of $18.3 million of sales for DDI, were up 27 percent year-over-year. Excluding the sales of the recently acquired DDI operations and adjusting for the weaker U.S. dollar of $4.6 million, organic growth in North America was 22 percent. Enterprise cabling sales again rose on increased demand, continued progress in the security market and data cabling price increases. Stronger industrial wire & cable sales resulted from a combination of increased demand from existing customers, the addition of new customers and the effects of higher copper prices. The operations of Pentacon, which were acquired in late 2002, also reported a 23 percent increase in sales on improved customer demand and the addition of new customers. Offsetting these positive trends was a modest year-on-year decline in sales to North American telecom original equipment manufacturers,” said Grubbs.

“In Europe, despite generally weak market conditions, especially on the continent, we still saw sales climb by 55 percent as compared to the year ago quarter,” commented Grubbs. “Excluding the effects of the Walters Hexagon operations of $28.5 million and adjusting for the weaker US dollar of $8.5 million, sales grew by approximately 13 percent as compared to the year ago quarter. In the emerging markets of Latin America and Asia Pacific, where there was little year-on-year currency exchange rate effect, we saw a 22 percent increase in sales as a result of an increase in larger project sales.”

OEM Supply Branding Strategy

Commenting on the recently introduced branding strategy for the OEM Supply business, Grubbs said, “With the acquisition of DDI in late June of 2004, we now have an OEM supply business with over $375 million in sales and 1,000 employees in 44 locations covering all of the US and UK as well as locations in Canada, France, Italy and Mexico. As we bring these businesses together it is important that we create a branding strategy that reflects our strategy to our customers. As a result, on October 1, 2004 we introduced the name Anixter Fastenerssm as a common brand name for our OEM business.”

“When we acquired the assets and operations of Pentacon in September of 2002, a value was assigned to the Pentacon name. As a result of the new branding strategy, we wrote-off the value assigned to that name. When combined with other acquisition related expenses for DDI, we recorded a total pre-tax charge of $2.6 million during the third quarter,” Grubbs commented.

Cash Flow

“Cash flow from operations in the quarter was $9.3 million compared to $55.8 million in the year ago quarter,” said Dennis Letham, Senior Vice President-Finance. “This reduction reflects higher working capital requirements associated with current year sales growth and timing differences of vendor payments compared to the year ago quarter. Cash balances declined from $101.4 million at the end of fiscal 2003 to $36.9 million at the end of the most recent quarter. The factors leading to the reduction in cash balances include the payment of a special dividend on March 31, 2004 of $55.1 million, a $63.9 million increase in working capital associated with increased sales in the first nine months of 2004 and an outlay of $33.3 million for the operations and assets of DDI.”

Renewal of Accounts Receivable Securitization Facility

Commenting on the renewal of the accounts receivable securitization facility that the Company entered into at the end of the quarter, Letham said, “We were pleased that in addition to renewing this very cost effective component of our capital structure, we were able to modify it in a manner that should make the accounting for the facility easier for investors to understand. By adding a call feature related to the sale of an interest in accounts receivable by Anixter Receivable Corporation (“ARC”), we were able to consolidate all receivables and funding related to the securitization program on to the balance sheet of Anixter International Inc. effective as of October 1, 2004.”

“Additionally, beginning in the fourth quarter, the funding costs that were previously reported as other income and expense will be reported as interest expense,” Letham commented. “Also, as the associated accounts receivable are collected during the fourth quarter, we expect to recapture the remaining $6.4 million of the original discount expense that was recorded in 2000 when this facility was initiated.”

“At the end of the third quarter our debt-to-total capitalization ratio was 38.0 percent as compared to 25.7 percent at the end of the prior fiscal year. The increase in leverage is largely attributable to the consolidation of ARC at the end of the third quarter. If ARC’s debt of $145.7 million had also been consolidated at the end of the prior fiscal year, our debt-to-total capitalization ratio at that time would have been 35.8 percent,” Letham concluded.

Business Outlook

Commenting on the business outlook, Grubbs said, “The positive trends of the past couple of quarters clearly extended into the third quarter. The consecutive quarter revenue growth trend that we saw from the second to the third quarter of just over 2 percent, excluding the DDI acquisition, was the result of a continued focus on customer service and product and market expansion. If we continue to successfully implement our strategy, we can build on the revenue, market share and earnings gains of the past couple of quarters and position ourselves well for continued growth over the coming quarters. It is important to keep in mind, however, that the holiday heavy fourth quarter is typically a slower quarter.”

“Lastly, as announced in December of 2003, we will be relocating our largest distribution facility, located in Alsip, Illinois to a new built to specification, state-of-the-art distribution facility during the fourth quarter of 2004. The relocation to the new facility will involve a significant effort and expense as this facility contains approximately 8 percent of our nearly $600 million worldwide inventory investment. During the fourth quarter we expect to incur approximately $2 million in cost related to the relocation, including physical moving costs, extra staffing and overtime, and duplicate rental costs in the transition period. While this expense is significant, the new facility will provide us a more efficient layout that is designed to improve customer service levels and lower our ongoing operating costs,” Grubbs concluded.

Third Quarter Earnings Report

Anixter will report results for the third quarter on Tuesday, October 26, 2004, and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and nearly $600 million in inventory, 3) 164 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 42 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations
	13 Weeks Ended		39 Weeks Ended

	October 1,	October 3,	October 1,	October 3,
(In millions, except per share amounts)	2004	2003	2004	2003

Net sales	$849.6	$653.4	$2,426.9	$1,960.4
Cost of goods sold	647.7	495.1	1,850.8	1,483.3

Gross profit	201.9	158.3	576.1	477.1
Operating expenses	165.4	134.6	475.6	408.8
Impairment charge	1.8	—	1.8	—
Amortization of intangibles	0.8	0.4	2.1	1.1

Operating income	33.9	23.3	96.6	67.2
Interest expense	(3.3)	(3.2)	(9.3)	(9.9)
Extinguishment of debt	—	—	(0.7)	(6.2)
Other, net	(2.5)	—	(8.0)	(0.7)

Income before income taxes and extraordinary gain	28.1	20.1	78.6	50.4
Income tax expense	10.9	8.8	30.6	21.6

Income before extraordinary gain	17.2	11.3	48.0	28.8
Extraordinary gain, net	—	—	4.1	—

Net income	$17.2	$11.3	$52.1	$28.8

Basic income per share:
Income before extraordinary gain	$0.46	$0.31	$1.30	$0.79
Extraordinary gain	—	—	0.11	—
Net income	$0.46	$0.31	$1.42	$0.79
Diluted income per share:
Income before extraordinary gain	$0.41	$0.31	$1.23	$0.77
Extraordinary gain	—	—	0.10	—
Net income	$0.41	$0.31	$1.33	$0.77
Average shares outstanding:
Basic	37.1	35.9	36.7	36.4
Diluted	43.6	36.7	39.7	37.3
Geographic Segments
Net sales:
North America	$656.2	$518.4	$1,855.8	$1,548.3
Europe	136.2	88.2	408.9	276.0
Asia Pacific and Latin America	57.2	46.8	162.2	136.1

	$849.6	$653.4	$2,426.9	$1,960.4

Operating income:
North America	$29.6	$20.2	$80.6	$57.5
Europe	2.6	2.6	11.3	8.5
Asia Pacific and Latin America	1.7	0.5	4.7	1.2

	$33.9	$23.3	$96.6	$67.2

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	October 1,	January 2,
(In millions)	2004	2004

Assets
Cash	$36.9	$101.4
Accounts receivable, net	620.1	255.5
Note receivable — unconsolidated subsidiary	—	56.5
Inventories	590.3	499.1
Deferred taxes	16.5	16.5
Other current assets	20.7	18.9

Total current assets	1,284.5	947.9
Property and equipment, net	43.1	43.1
Goodwill, net	286.7	278.5
Other assets	67.4	101.9

	$1,681.7	$1,371.4

Liabilities and Stockholders’ Equity
Accounts payable	$365.2	$304.4
Accrued expenses	112.4	80.8

Total current liabilities	477.6	385.2
Borrowings under securitization facility	183.3	—
3.25% zero-coupon convertible notes	149.7	146.1
7.0% zero-coupon convertible notes	66.4	63.1
Revolving lines of credit	36.5	30.0
Other liabilities	57.0	56.2

Total liabilities	970.5	680.6
Stockholders’ equity	711.2	690.8

	$1,681.7	$1,371.4